UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 8)

                            SonomaWest Holdings, Inc.
                                (Name of Issuer)

                           Common Stock, No Par Value
                         (Title of Class of Securities)

                                    835637109
                                 (CUSIP Number)

                            Walker Roberts Stapleton
                        President/Chief Executive Officer
                            SonomaWest Holdings, Inc.
                            1600 Broadway, Suite 2400
                                Denver, CO 80202
                            United States of America
                                 (303) 542-1974
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                 April 11, 2006
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. |_|

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 1 of 20
--------------------------------------- -------------------------------------- -------------------------------------
PERSONS WHO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE
NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL
NUMBER.

--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Craig R. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              PF
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                      [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America.
--------------------------------------------------------------------------------------------------------------------
                         7     SOLE VOTING POWER

                               343,237
                       ---------------------------------------------------------------------------------------------
       NUMBER OF
         SHARES          8     SHARED VOTING POWER
      BENEFICIALLY
        OWNED BY               207,515
          EACH         ---------------------------------------------------------------------------------------------
       REPORTING
         PERSON          9     SOLE DISPOSITIVE POWER
          WITH
                               343,237
                       ---------------------------------------------------------------------------------------------

                        10     SHARED DISPOSITIVE POWER

                               207,515
--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            550,752 (1)
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                          [ ]
         (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            48.6 %
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------
(1)  Includes 343,237 shares beneficially owned directly by Mr. Stapleton and
     207,515 shares held by the other persons who are filing this joint Schedule
     13D and with whom Mr. Stapleton shares voting and dispositive powers.

--------------------------------------- -------------------------------------- -------------------------------------
         CUSIP No. 835637109                        Schedule 13D                           Page 2 of 20
--------------------------------------- -------------------------------------- -------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Dorothy W. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              PF
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America.
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

                           8     SHARED VOTING POWER

       NUMBER OF                 26,693
         SHARES          -------------------------------------------------------------------------------------------
      BENEFICIALLY
        OWNED BY           9     SOLE DISPOSITIVE POWER
          EACH
       REPORTING
         PERSON          -------------------------------------------------------------------------------------------
          WITH
                          10     SHARED DISPOSITIVE POWER

                                 26,293
--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            26,293
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                          [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            2.4%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 3 of 20
--------------------------------------- -------------------------------------- -------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Walker R. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              PF/00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                         [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America.
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

                           8     SHARED VOTING POWER
       NUMBER OF
         SHARES                  47,410
      BENEFICIALLY       -------------------------------------------------------------------------------------------
        OWNED BY
          EACH             9     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
          WITH           -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 47,410
--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            47,410
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                          [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            4.3%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 4 of 20
--------------------------------------- -------------------------------------- -------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Wendy S. Reyes, Trustee, Separate Property Trust
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              PF/00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America.
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               73,198
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 73,198

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            73,198
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            6.6%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------- -------------------------------------- -------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 5 of 20
--------------------------------------- -------------------------------------- -------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Benjamin F. Stapleton IV
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6     CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America.
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               2,766
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 2,766

--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,766
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                          [ ]
         (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%
--------------------------------------------------------------------------------------------------------------------

  14     TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 6 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Trust FBO Benjamin F. Stapleton IV
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               1,033
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,033

--------------------------------------------------------------------------------------------------------------------

  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,033
--------------------------------------------------------------------------------------------------------------------

  12     CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                          [ ]
         (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
--------------------------------------------------------------------------------------------------------------------

  14      TYPE OF REPORTING PERSON (See Instructions)

            00
--------------------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 7 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Sarah F. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------------------------------------------
                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               2,766
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 2,766
--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           2,766
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 8 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Trust FBO Sarah F. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               1,033
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,033

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,033
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 9 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Trust FBO Katharine H. Stapleton
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               861
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 861

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            861
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 10 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Katharine H. Stapleton, Custodian for Karina Stapleton, UGMA
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               1,868
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,868

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,868
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.2%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 11 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Harmes C. Fishback Foundation
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Colorado
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               2,854
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 2,854

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,854
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.3%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 12 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Charles T. Schulze
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              PF
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               5,749
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 5,749

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            5,749
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.5%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 13 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Peter B. and Karen G. Schulze JTWROS
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              PF
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

                           8     SHARED VOTING POWER
       NUMBER OF
         SHARES                  37,080
      BENEFICIALLY       -------------------------------------------------------------------------------------------
        OWNED BY
          EACH             9     SOLE DISPOSITIVE POWER
       REPORTING
         PERSON
          WITH           -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 37,080

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            37,080
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            3.3%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 14 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Peter B. Schulze, Custodian for Isaiah Schulze, UGMA
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States of America
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               323
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 323
--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            323
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.03%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            IN
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 15 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Trust FBO Elias Schulze
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Texas
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               1,509
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,509

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,509
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 16 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Trust FBO Isaiah Schulze
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8     SHARED VOTING POWER
         SHARES
      BENEFICIALLY               1,186
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                 1,186

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,186
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES                           [ ]
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
        CUSIP No. 835637109                        Schedule 13D                           Page 17 of 20
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

   1    NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (entities only)

            Trust FBO Eliana Joy Schulze
--------------------------------------------------------------------------------------------------------------------

   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                                                                (a) [X]
                                                                                                (b) [ ]
--------------------------------------------------------------------------------------------------------------------

   3    SEC USE ONLY
--------------------------------------------------------------------------------------------------------------------

   4    SOURCE OF FUNDS (See Instructions)

              00
--------------------------------------------------------------------------------------------------------------------

   5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED                                        [ ]
        PURSUANT TO ITEMS 2(d) or 2(e)

--------------------------------------------------------------------------------------------------------------------

   6    CITIZENSHIP OR PLACE OF ORGANIZATION

            Massachusetts
--------------------------------------------------------------------------------------------------------------------

                           7     SOLE VOTING POWER

                         -------------------------------------------------------------------------------------------

       NUMBER OF           8      SHARED VOTING POWER
         SHARES
      BENEFICIALLY                1,186
        OWNED BY         -------------------------------------------------------------------------------------------
          EACH
       REPORTING           9     SOLE DISPOSITIVE POWER
         PERSON
          WITH
                         -------------------------------------------------------------------------------------------

                          10     SHARED DISPOSITIVE POWER

                                  1,186

--------------------------------------------------------------------------------------------------------------------

  11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,186
--------------------------------------------------------------------------------------------------------------------

  12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
        (See Instructions)
--------------------------------------------------------------------------------------------------------------------

  13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            0.1%
--------------------------------------------------------------------------------------------------------------------

  14    TYPE OF REPORTING PERSON (See Instructions)

            00
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
CUSIP No. 835637109                Schedule 13D                    Page 18 of 20
--------------------------------------------------------------------------------


         Unless specifically amended in an amendment hereto, the disclosures set forth in this Schedule 13D shall remain unchanged.

Item 2.    Identity and Background

         This Statement is filed by the individuals and entities listed below (being herein collectively referred to as the "Filing Persons"). Listed below is the name, business or residence address and present principal occupation of each natural person who is a Filing Person, together with the name, principal business and address of any corporation or other organization in which such employment is conducted, as well as the name, state of organization, principal business and address of principal office of each entity which is a Filing Person. Each natural person listed below is a U.S. citizen.

                                                                  PRINCIPAL OCCUPATION (OR
                                                                   BUSINESS) AND RELATED           STATE OF
NAME                             BUSINESS OR RESIDENCE ADDRESS          INFORMATION              ORGANIZATION
------------------------------   -----------------------------    ----------------------------   -------------------
Craig R. Stapleton               P.O. Box 1576                    US Ambassador to France         N/A
                                 135 East Putnam Avenue
                                 Greenwich, CT 06830

Dorothy W. Stapleton             P.O. Box 1576                    Housewife                       N/A
                                 135 East Putnam Avenue
                                 Greenwich, CT 06830

Walker R. Stapleton              1600 Broadway                    President and Chief Financial   N/A
                                 Suite 2400                       Officer of the Company
                                 Denver, CO 80202

Wendy S. Reyes, Trustee          P.O. Box 1576                    Housewife                       California
Separate Property Trust          135 East Putnam Avenue
                                 Greenwich, CT 06830

Benjamin F. Stapleton IV         925 Park Avenue, Apt. 13 D       Research Associate              N/A
                                 New York, NY 10028               Greywolf Capital
                                                                  4 Manhattanville Road,
                                                                  Suite 201
                                                                  Purchase, NY 10577

Trust FBO Benjamin F.            P.O. Box 1576                    Trust for the Benefit           Colorado
Stapleton IV                     135 East Putnam Avenue           of the Individual
                                 Greenwich, CT 06830

Sarah F. Stapleton               925 Park Avenue                  Student                         N/A
                                 New York, NY 10028

Trust FBO Sarah F. Stapleton     P.O. Box 1576                    Trust for the Benefit           Colorado
                                 135 East Putnam Avenue           of the Individual
                                 Greenwich, CT 06830

Trust FBO Katherine H.           P.O. Box 1576                    Trust for the Benefit           Colorado
Stapleton                        135 East Putnam Avenue           of the Individual
                                 Greenwich, CT 06830

Katherine H. Stapleton,          P.O. Box 1576                    Homemaker                       N/A
Custodian for Karina             135 East Putnam Avenue
Stapleton, UGMA                  Greenwich, CT 06830

Harmes C. Fishback               c/o Mrs Katherine H. Stapleton   Charitable Foundation           Colorado
Foundation                       8 Village Road
                                 Englewood, CO 80110

Charles T. Schulze               P.O. Box 1513                    Private Business                N/A
                                 135 East Putnam Avenue
                                 Greenwich, CT 06830

Peter B. and Karen G. Schulze,   P.O. Box 1513                    Private Business                N/A
JTWROS                           135 East Putnam Avenue
                                 Greenwich, CT  06830

Peter B. Schulze, Custodian      P.O. Box 1513                    Private Business                N/A
for Isaiah Schulze, UGMA         135 East Putnam Avenue
                                 Greenwich, CT 06830

Trust FBO Elias Schulze          P.O. Box 1513                    Trust for the Benefit of the    Texas
                                 135 East Putnam Avenue           Individual
                                 Greenwich, CT 06830

Trust FBO Isaiah Schulze         P.O. Box 1513                    Trust for the Benefit of the    Massachusetts
                                 135 East Putnam Avenue           Individual
                                 Greenwich, CT  06830

Trust for Eliana Joy Schulze     P.O. Box 1513                    Trust for the Benefit of the    Massachusetts
                                 135 East Putnam Avenue           Individual
                                 Greenwich, CT  06830

--------------------------------------------------------------------------------
CUSIP No. 835637109                Schedule 13D                    Page 19 of 20
--------------------------------------------------------------------------------

         During the past five years, no Filing Person has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 4.  Purpose of the Transaction

         On April 11, 2006 Walker R. Stapleton sent to the Special Committee of the Board of Directors of the Company the letter attached hereto as Exhibit 8. The letter reiterates Mr. Stapleton's February 8, 2006 and March 23, 2006 letters expressing his desire to initiate a management led buyout of the Company by an investment group consisting of members of his family, including his father, Craig R. Stapleton. Mr. Stapleton was informed by the Special Committee that they had retained legal counsel and engaged the services of a third party appraisal firm to assist them in matters related to such proposed transaction. Mr. Stapleton informed the Special Committee that he intended to leave the proposal in place pending the outcome of its evaluation of the proposal, but reserved the right to terminate further discussions at any time prior to the execution of definitive agreements. Mr. Stapleton reiterated that the investment group does not have any interest in selling its shares in the Company and therefore would not, under any circumstances, support an alternative transaction.

         Except as set forth in Exhibit 8, no Filing Person has any present plans or intentions that would result in or relate to any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule D.

Item 7.  Material to Be Filed as Exhibits

Exhibit 8 Copy of Letter, dated April 11, 2006, from Walker R. Stapleton, President and Chief Executive Officer of the Company, to the Special Committee of the Board of Directors of the Company.

--------------------------------------------------------------------------------
CUSIP No. 835637109                Schedule 13D                    Page 20 of 20
--------------------------------------------------------------------------------



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

April 11, 2006


                               /s/ Walker Stapleton
                               ----------------------------------------------
                               Signature
                               Walker R. Stapleton, individually and as
                               attorney-in-fact for the other Filing Persons

                                              President and CEO
                               ----------------------------------------------
                               Name/Title

                                    Exhibit 8
                                    ---------

DATE:    April 11, 2006

TO:      SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS

FROM:    WALKER R. STAPLETON

RE:      UPDATE REGARDING PROPOSED MANAGEMENT BUYOUT OF SONOMAWEST HOLDINGS
         ------------------------------------------------------------------

Dear Sirs:

         On February 7, 2006, and March 23, 2006, I wrote letters disclosing my desire to initiate a management-led buyout of SonomaWest Holdings, Inc. (the "Company") by an investment group (the "Investment Group") consisting of members of my family including my father, Craig Stapleton, the Company's largest shareholder. On behalf of the Investment Group, I proposed a price of $11.03 per share for all outstanding shares of the Company not owned by the Investment Group.

         I have been informed by the Special Committee of the Board of Directors ("Special Committee") that you have since retained legal counsel and engaged the services of a third party appraisal firm to assist you on matters related to this transaction. I have also been informed that you intend to consider our proposed offer of $11.03 per share following the completion of the appraisal process.

         On behalf of the Investment Group, I would like to inform you that we intend to leave our proposal in place pending the completion of your evaluation of this transaction, but we reserve the right to amend or withdraw this proposal and to terminate further discussions at any time prior to our execution of definitive agreements. I would like to reiterate that the Investment Group, which beneficially owns approximately 48.5% of the outstanding common stock, does not have any interest in selling its shares in the Company and therefore would not, under any circumstances, support an alternative transaction or consider any offers.

         We continue to believe that the proposed transaction would represent significant value for the Company's shareholders, who otherwise have little prospect for liquidity, and look forward to discussing it with the Special Committee and its advisors. Please let us know at your earliest convenience how you wish to proceed.

                                                     Very truly yours,


                                                     /s/ Walker Stapleton
                                                     ---------------------------
                                                     Walker Stapleton